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                                                                    EXHIBIT 23.1

The Board of Directors
PetroQuest Energy, Inc.

We consent to the incorporation by reference in the registration statements (no. 333-65401) on form S-8 and (no. 333-89961) on form S-3 of PetroQuest Energy, Inc. of our report dated Match 13, 1998 (except for note 1, for which the date is March 12, 1999), relating to the consolidated statements of operations, stockholders' equity and cash flows of PetroQuest Energy, Inc. (formerly Optima Petroleum Corporation) and subsidiaries for the year ended December 31, 1997, which report appears in the December 31, 1999, annual report on form 10-K of PetroQuest Energy, Inc.

KPMG llp
Vancouver, Canada
March 29, 2000